Exhibit 4

CREDIT AGREEMENT

among

TREDEGAR CORPORATION,
as Borrower,

THE LENDERS PARTIES HERETO,

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

SUNTRUST BANK
as Syndication Agent

and

BANK OF AMERICA, N.A.,
as Documentation Agent

Dated as of April 30, 2002

FIRST UNION SECURITIES, INC.,
acting under the tradename WACHOVIA SECURITIES,
as Book Runner and Lead Arranger

TABLE OF CONTENTS

      SECTION 3.11      INVESTMENT COMPANY ACT;

      SECTION 5.01      EXISTENCE; BUSINESSES AND

      SECTION 5.07      MAINTAINING RECORDS; ACCESS TO

      SECTION 8.06      NON-RELIANCE ON ADMINISTRATIVE

      SECTION 9.04      SUCCESSORS AND ASSIGNS;

SCHEDULES

Schedule 2.01      Commitments
Schedule 3.07      Subsidiaries
Schedule 6.01      Permitted Liens

Exhibit A      Form of Notice of Borrowing
Exhibit B      Form of Revolving Note
Exhibit C      Assignment and Acceptance
Exhibit D      Form of Opinion of Borrower's Counsel
Exhibit E      Form of Account Designation Letter

     CREDIT AGREEMENT (the "Agreement") dated as of April 30, 2002, among TREDEGAR CORPORATION, a Virginia corporation (the "Borrower"), the several banks and other financial institutions from time to time party hereto (the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

W I T N E S S E T H:

     WHEREAS, the Borrower has requested, and the Lenders have agreed to extend, certain credit facilities to the Borrower on the terms and conditions set forth herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.01 Defined Terms.

     As used in this Agreement, the following terms shall have the meanings specified below:

     "Account Designation Letter" shall mean the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit E.

     "Administrative Fees" shall have the meaning assigned to such term in Section 2.02(b).

     "Affiliate" shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

     "Agent" or "Administrative Agent" shall have the meaning set forth in the first paragraph hereof.

     "Aggregate Revolving Committed Amount" means the aggregate amount of Commitments in effect from time to time, being initially ONE HUNDRED MILLION DOLLARS ($100,000,000).

     "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wachovia at its principal office in Charlotte, North Carolina as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

     "Alternate Base Rate Borrowing" shall mean a Borrowing comprised of Alternate Base Rate Loans.

     "Alternate Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

     "Applicable Percentage" shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (i) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column "LIBOR Rate Margin for Revolving Loans" and (ii) the Facility Fee shall be the percentage set forth under the column "Facility Fee":

Level	Leverage Ratio	LIBOR Rate Margin for Revolving Loans	Alternate Base Rate Margin for Revolving Loans	Facility Fee
I	› 0.40 to 1.0 but ‹ 0.50 to 1.0	1.00%	0.00%	0.25%
II	› 0.30 to 1.0 but ‹ 0.40 to 1.0	0.80%	0.00%	0.20%
III	‹ 0.30 to 1.0	0.60%	0.00%	0.15%

     The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the financial information and certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.04(a), (b) and (c) (each an "Interest Determination Date"). Such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. The initial Applicable Percentages shall be based on Level II until the first Interest Determination Date occurring after the Closing Date. After the Closing Date, if the Borrower shall fail to provide the quarterly financial information and certifications in accordance with the provisions of Section 5.04(a), (b) and (c), the Applicable Percentage from such Interest Determination Date shall, on the date five (5) Business Days after the date by which the Borrower was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

     "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

     "Borrowing" shall mean a Loan or group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

     "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or other day on which banks in Charlotte, North Carolina, Richmond, Virginia or New York, New York are authorized or required by law to close); provided, however, that, when used in connection with a LIBOR Rate Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     "Capital Lease Obligations" of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

     A "Change in Control" shall be deemed to have occurred if (a) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) other than (i) any person or group whose beneficial ownership of common stock is reported on either Schedule 13D, filed with respect to the common stock of the Borrower on March 12, 2002, as amended prior to the date of this Agreement, (ii) spouses, children and lineal descendants of such persons, (iii) trusts created for the benefit of such persons, or (iv) any combination of the persons described in the foregoing subclauses (i), (ii) or (iii) (an "Exempt Person") shall own directly or indirectly, beneficially or of record, shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time have been occupied by persons who were not Continuing Directors; or (c) any person or group other than an Exempt Person shall otherwise directly or indirectly Control the Borrower.

     "Closing Date" shall mean the date of this Agreement.

     "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

     "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Revolving Committed Amount as specified in Schedule 2.01, as such amount may be reduced from time to time in accordance with the provisions hereof.

     "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

     "Commitment Transfer Supplement" shall mean a Commitment Transfer Supplement, substantially in the form of Exhibit C hereto.

     "Consolidated Net Income" with respect to any person for any period shall mean (a) the aggregate net income (or net loss) of such person for such period equal to net revenues and other proper income or gain of such person for such period (including gains on the sale of capital assets) less, without duplication of any items deducted in determining such net revenues, income or gain, the aggregate for such person during such period of, (i) cost of goods sold, (ii) interest expense, (iii) operating expense, (iv) selling, general and administrative expenses, (v) taxes, (vi) depreciation, depletion and amortization and (vii) any other items that are treated as expenses under GAAP, plus (b) write-downs of assets, losses from discontinued operations and other extraordinary losses (net of tax benefits), in each case to the extent taken into account in determining the net revenues, income or gain referred to in (a) above.

     "Consolidated Stockholders' Equity" shall mean, at any time (a) the sum of (i) the Borrower's issued capital stock taken at par or stated value at such time, (ii) the Borrower's capital surplus at such time and (iii) the Borrower's retained earnings at such time, less (b) the Borrower's treasury stock and minority interest in Subsidiaries at such time, all determined in accordance with GAAP.

     "Consolidated Total Capitalization" shall mean, at any time, the sum of Consolidated Total Debt and Consolidated Stockholders' Equity at such time.

     "Consolidated Total Debt" shall mean, at any time, all Indebtedness of the Borrower and its consolidated Subsidiaries at such time, computed and consolidated in accordance with GAAP.

     "Continuing Director" shall mean (a) any member of the Board of Directors of the Borrower on the date of this Agreement and (b) any person whose subsequent nomination for election or election to the Board of Directors was recommended or approved by a majority of the Continuing Directors serving as such at the time of such nomination.

     "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

     "Default" shall mean an event which upon notice or lapse of time or both would constitute an Event of Default.

     "Dollars" and the symbol "$" shall mean the lawful currency of the United States of America.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code.

     "Eurodollar Reserve Percentage" shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation T of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     "Event of Default" shall have the meaning assigned to such term in Article VII.

     "Facility Fee" shall have the meaning assigned to such term in Section 2.02(c).

     "Federal Funds Effective Rate" shall have the meaning set forth in the definition of "Alternate Base Rate."

     "Fees" shall mean the Administrative Fees and the Facility Fee.

     "Financial Officer" of any corporation shall mean the chief financial officer, principal financial officer, principal accounting officer, Treasurer or Controller of such corporation.

     "GAAP" shall mean generally accepted accounting principles.

     "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

     "Guarantee" of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Indebtedness" of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (other than accounts payable), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, provided that the amount of such Indebtedness shall be deemed to be the lesser of (i) the outstanding principal amount of such Indebtedness plus all accrued and unpaid interest relating thereto and (ii) the fair market value of the property secured by any such Lien, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner unless such Indebtedness is without any recourse whatsoever to such person as a general partner of any such partnership.

     "Interest Determination Date" shall have the meaning set forth in the definition of "Applicable Percentage."

     "Interest Payment Date" means (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December and on the Termination Date and (b) as to any LIBOR Rate Loan the last day of such Interest Period.

     "Interest Period" means, as to any LIBOR Rate Loan, a period of one, two or three month's duration, as the Borrower may elect, commencing in each case, on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that in the case of LIBOR Rate Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date, and (C) in the case of LIBOR Rate Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

     "Internal Financing Subsidiary" shall mean any Subsidiary (i) of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is made, owned, controlled or held, directly or indirectly, by the Borrower, and (ii) which has no outstanding Indebtedness to any Person other than the Borrower or another wholly-owned Subsidiary.

     "Internal Financing Transaction" shall mean any incurrence of Indebtedness or other obligations by any wholly-owned Subsidiary in favor of an Internal Financing Subsidiary, any transfer of assets or liabilities or other transactions between an Internal Financing Subsidiary and the Borrower or any wholly-owned Subsidiary, or any other transaction reasonably related to the foregoing; provided, however, that in connection therewith neither the Borrower nor any wholly-owned Subsidiary shall incur any Indebtedness or transfer any assets to any Person other than the Borrower or another wholly-owned Subsidiary.

     "Lenders" shall have the meaning assigned to such term in the preamble to this Agreement.

     "Leverage Ratio" shall mean the ratio of the Consolidated Total Debt to Consolidated Total Capitalization.

     "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If, for any reason, neither of such rates is available, then "LIBOR" shall mean the rate per annum at which, as determined by the Administrative Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

     "LIBOR Borrowing" shall mean a Borrowing comprised of LIBOR Rate Loans.

     "LIBOR Rate" shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

     "LIBOR Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.

     "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

     "Loans" means the Revolving Loans made hereby, whether made as LIBOR Rate Loans or as Alternate Base Rate Loans.

     "Loan Documents" shall mean this Agreement (including all exhibits and schedules attached hereto) and the Revolving Notes and such other documents executed in connection with the foregoing from time to time.

     "Margin Stock" shall have the meaning given such term under Regulation U.

     "Material Adverse Effect" shall mean (a) a materially adverse effect on the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) material impairment of the ability of the Borrower to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Lenders under any Loan Document.

     "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Notice of Borrowing" shall mean the written notice of borrowing as referenced and defined in Section 2.01(b)(i).

     "Participants" shall have the meaning set forth in 9.04(b).

     "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

     "person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

     "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

     "Prime Rate" shall have the meaning set forth in the definition of "Alternate Base Rate."

     "Purchasing Lender" shall have the meaning set forth in Section 9.04(c).

     "Register" shall have the meaning given such term in Section 9.04(d).

     "Regulation T" shall mean Regulation T of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation U" shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Regulation X" shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

     "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

     "Required Lenders" shall mean, at any time, Lenders having Commitments representing more than fifty percent (50%) of the Aggregate Revolving Committed Amount then in effect and, for purposes of acceleration pursuant to clause (ii) of Article VII and at any time when no Commitment is in effect, Lenders holding Loans representing more than fifty percent (50%) of the aggregate principal amount of the Loans outstanding.

     "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

     "Revolving Commitment Percentage" means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentages are set out on Schedule 2.01.

     "Revolving Committed Amount" means, collectively, the aggregate amount of all of the Commitments and, individually, the amount of each Lender’s Commitment, as in effect from time to time, as specified in Schedule 2.01.

     "Revolving Loans" shall have the meaning set forth in Section 2.01.

     "Revolving Note" or "Revolving Notes" means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loan in substantially the form attached as Exhibit B, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended or renewed from time to time.

     "Significant Subsidiary" shall mean any Subsidiary whose gross revenues or assets constitute 1% or more of consolidated gross revenues or consolidated assets of the Borrower and its Subsidiaries.

     "subsidiary" shall mean, with respect to any person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) which is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

     "Subsidiary" shall mean any subsidiary of the Borrower.

     "Taxes" shall have the meaning assigned such term in Section 2.16(a).

     "Termination Date" means, as to each Lender, the date 364 days following the Closing Date, or if extended with the written consent of such Lender, such later date not more than 364 days following the then applicable Termination Date.

     "Transactions" shall have the meaning assigned to such term in Section 3.02.

     "Transferee" shall have the meaning set forth in Section 9.04(f).

     "Transfer Effective Date" shall have the meaning set forth in each Commitment Transfer Supplement.

     "Tredegar Investments" means Tredegar Investments, Inc., a Virginia corporation, and TGI Fund I, LC, TGI Fund II, LC, TGI Fund III, LLC, and TGI Fund IV, LLC and any other limited liability company or limited partnership of which Tredegar Investments, Inc. is the sole general manager or sole general partner, together with the successors and assigns of any of such entities.

     "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBOR Rate and the Alternate Base Rate.

     "Wachovia" means Wachovia Bank, National Association and its successors and assigns.

     "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

     Section 1.02 Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower's audited financial statements referred to in Section 3.04.

II.     THE CREDITS

     Section 2.01 Commitment.

     (a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars (the "Revolving Loans") to the Borrower from time to time in the amount of such Lender's Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) with regard to the Lenders collectively, the aggregate principal amount of Loans outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Lender individually, the aggregate principal amount of such Lender's Commitment of Revolving Loans outstanding at any time shall not exceed such Lender's Revolving Committed Amount. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

     (b) Revolving Loan Borrowings.

     (i) Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent in the form of Exhibit A ("Notice of Borrowing") not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (y) the type of Revolving Loan requested, then such notice shall be deemed to be a request for a Alternate Base Rate Loan hereunder. The Administrative Agent shall give notice to each Lender promptly upon receipt of each Notice of Borrowing pursuant to this Section 2.01(b)(i), the contents thereof and each such Lender's share of any borrowing to be made pursuant thereto.

     (ii) Minimum Amounts. Each Revolving Loan shall be in a minimum principal amount of $5,000,000, in the case of LIBOR Rate Loans and integral multiples of $1,000,000 in excess thereof, or $1,000,000 (or the remaining Revolving Committed Amount, if less), in the case of Alternate Base Rate Loans, and integral multiples of $1,000,000 in excess thereof.

     (iii) Advances. Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower by 12:00 noon at the office specified in Section 2.11 (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account designated by the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

     (c) Repayment. The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

     (d) Interest. Subject to the provisions of Section 2.03:

     (i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage;

     (ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised in whole or in part of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein).

     (e) Revolving Notes. Each Lender's Revolving Commitment Percentage of the Revolving Loans shall be evidenced by a duly executed Revolving Note in favor of such Lender in the form of Exhibit B attached hereto.

     (f) Maximum Number of LIBOR Rate Loans. The Borrower will be limited to a maximum number of six (6) LIBOR Rate Loans outstanding at any time. For purposes hereof, LIBOR Rate Loans with separate or different Interest Periods will be considered as separate LIBOR Rate Loans even if their Interest Periods expire on the same date.

     Section 2.02 Fees.

     (a) The Borrower agrees to pay to the Administrative Agent, for its own benefit and for the benefit of the Lenders, the fees identified in the fee letter agreement dated March 15, 2002, as amended and modified (the "Fee Letter"), among First Union National Bank (predecessor to Wachovia), First Union Securities, Inc. and the Borrower.

     (b) The Borrower agrees to pay to the Administrative Agent, for its own account, the annual administrative agent's fee provided in the Fee Letter (the "Administrative Fees").

     (c) The Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a facility fee (the "Facility Fee") in an amount equal to the Applicable Percentage per annum on the amount of the Aggregate Revolving Committed Amount in effect at such time. The Facility Fee shall be due and payable quarterly in arrears on the 15th day following the last day of each calendar quarter for the prior calendar quarter.

     (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid none of the Fees shall be refundable under any circumstances.

     Section 2.03 Default Interest.

     If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) 2% greater than the highest interest rate which would otherwise be applicable (or if no interest rate is then applicable, whether in respect of interest, fees or other amounts, then 2% greater than the Alternate Base Rate plus the Applicable Percentage).

     Section 2.04 Alternate Rate of Interest.

     In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Rate Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its LIBOR Rate Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBOR Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telex notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a LIBOR Rate Borrowing pursuant to Section 2.01 shall be deemed to be a request for an Alternate Base Rate Borrowing in the case of LIBOR Rate Borrowings. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

     Section 2.05 Prepayment.

     (a) The Borrower shall have the right at any time and from time to time to prepay (i) any Alternate Base Rate Borrowing in whole or in part, upon one Business Days' prior written or telex notice (or telephone notice promptly confirmed by written or telex notice) and (ii) any LIBOR Rate Borrowing in whole or in part, upon at least three Business Days' prior written or telex notice (or telephone notice promptly confirmed by written or telex notice) to the Administrative Agent; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

     (b) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.05 shall be subject to Section 2.08 but otherwise without premium or penalty. All prepayments under this Section 2.05 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

     Section 2.06 Reserve Requirements; Change in Circumstances.

     (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (other than Taxes) against assets of, deposits with or for the account of or credit extended by, such Lender (except any reserve requirement reflected in the LIBOR Rate), or shall impose on such Lender or the London interbank market any other condition (other than Taxes) affecting this Agreement or any LIBOR Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional cost incurred or reduction suffered.

     (b) If any Lender shall have determined that the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards", or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender (or participating banks pursuant to Section 9.04) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

     (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right with respect to such period or any other period, provided that a Lender is entitled to compensation only for increased costs or other amounts incurred during the period of 90 days preceding the date of such Lender's demand therefor. The protection of this Section shall be available to each Lender regardless of any possible contention of invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have been imposed.

     Section 2.07 Change in Legality.

     (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any LIBOR Rate Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Rate Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

     (i) declare that LIBOR Rate Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for a LIBOR Rate Borrowing shall, as to such Lender only, be deemed a request for an Alternate Base Rate Loan, unless such declaration shall be subsequently withdrawn;

     (ii) require that all outstanding LIBOR Rate Loans made by it be converted to Alternate Base Rate Loans in which event all such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

     In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the LIBOR Rate Loans that would have been made by such Lender or the converted LIBOR Rate Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such LIBOR Rate Loans.

     (b) For purposes of this Section 2.07, a notice to the Borrower by any Lender shall be effective as to each LIBOR Rate Loan as applicable, if lawful, on the last day of the Interest Period currently applicable to such LIBOR Rate Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

     Section 2.08 Indemnity.

     The Borrower shall indemnify each Lender against any loss or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article IV, (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to Section 2.01, (c) any payment, prepayment or conversion of a LIBOR Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by irrevocable notice of prepayment or otherwise) or (e) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (based on the LIBOR Rate for the period from the date of such payment, prepayment, conversion or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid, converted or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.

     Section 2.09 Pro Rata Treatment.

     Except as required under Sections 2.06 and 2.07, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, and each reduction of the Commitments and each refinancing of any Borrowing with a Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

     Section 2.10 Sharing of Setoffs.

     Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall promptly purchase from such other Lender at face value a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

     Section 2.11 Payments.

     (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), Charlotte, North Carolina time, on the date when due in Dollars to the Administrative Agent in immediately available funds at the address set forth below:

               Wachovia Bank, National Association
               301 S. College Street
               Charlotte, North Carolina 28288
               Attn: Agency Services
               Telephone: (704) 383-3721
               Telecopy: (704) 383-0288

     All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments received by the Administrative Agent after 12:00 (noon) on any Business Day shall be deemed received on the next succeeding Business Day and any applicable interest shall be deemed to continue to accrue through the next succeeding Business Day.

     (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

     Section 2.12 Taxes.

     (a) Except as otherwise expressly provided herein, any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on, or measured by, the Administrative Agent's or any Lender's income or gross receipts, and franchise taxes imposed on the Administrative Agent or any Lender, by the United States or any jurisdiction under the laws of which it is organized or conducts business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders or the Administrative Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other Governmental Authority, except with respect to any such liability arising from a Lender's or the Administrative Agent's, as the case may be, gross negligence or willful misconduct. Such indemnification shall be made within 30 days after the date any Lender or the Administrative Agent, as the case may be, makes written demand therefor; provided, however, that, notwithstanding any other provision of this Section 2.12, if the Administrative Agent or any Lender requests indemnification or compensation for Taxes or Other Taxes pursuant to this Section 2.12 more than 180 days after the earlier of (i) the date on which the Administrative Agent or such Lender, as the case may be, makes payment of such Taxes or Other Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent or such Lender, as the case may be, for payment of such Taxes or Other Taxes, then the Borrower shall not be obligated to indemnify or reimburse the Lender for such Taxes or Other Taxes. If a Lender or the Administrative Agent shall become aware that it is entitled to receive a refund, credit or reduction in respect of Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund, credit or reduction and shall, within 30 days after receipt of a request by the Borrower, apply for such refund, credit or reduction at the Borrower's expense; provided, however, that the Administrative Agent or such Lender shall not be required to make any such application if and to the extent the Administrative Agent or such Lender determines in good faith that it may be adversely affected by making such application. If any Lender or the Administrative Agent receives a refund, credit or reduction in respect of any Taxes or Other Taxes for which such Lender or the Administrative Agent has received payment from the Borrower hereunder it shall promptly notify the Borrower of such refund, credit or reduction and shall, within 30 days after receipt of such refund, credit or reduction, repay the amount of such refund, credit or reduction to the Borrower without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, credit or reduction); provided, however, that the Borrower, upon the written request of such Lender or the Administrative Agent, agrees to return to such Lender or the Administrative Agent the amount of such refund, credit or reduction received by the Borrower in the event and to the extent that such Lender or the Administrative Agent is required to repay such refund, credit or reduction to any relevant Governmental Authority.

     (d) Within 30 days after the date of any payment of Taxes or Other Taxes withheld by the Borrower in respect of any payment to any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 2.11, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.12 shall survive the Termination Date and payment in full of the principal of and interest on all Loans made hereunder.

     (f) Each Lender which is not a United States person (within the meaning of Section 7701(a)(30) of the Code) shall promptly notify the Borrower of any change in its funding office. On or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter upon written request of the Borrower, each Lender which is not a United States person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto or any other forms or documents relating to the Lender's status reasonably requested by the Borrower, including (i) Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate (or any successor form prescribed by the Internal Revenue Service), and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Lender establishing that payment hereunder is (A) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States or (B) totally exempt from United States tax under a provision of an applicable tax treaty, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Code), certifying that such Lender is entitled to an exemption from tax on payments hereunder. Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or assignee organized under the laws of a jurisdiction outside the United States.

     (g) For any period with respect to which a Lender has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 2.12(f) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), then, notwithstanding any other provision of this Section 2.12, such Lender shall not be entitled to additional payment or indemnification under Section 2.12(a), 2.12(b), or 2.12(c) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall file any certificate or document reasonably requested by the Borrower or shall use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce to the greatest extent possible any such additional amounts which may thereafter accrue if such change would not, in the good faith judgement of such Lender, be otherwise disadvantageous to such Lender.

III. REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to each of the Lenders that:

     Section 3.01 Organization; Powers.

     Each of the Borrower and the Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of the Borrower, has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and to borrow hereunder.

     Section 3.02 Authorization; Governmental Approvals.

     The execution, delivery and performance by the Borrower of each of the Loan Documents, the actions taken by the Borrower in connection with the borrowings hereunder (the "Transactions") (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority applicable to the Borrower or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any Subsidiary except Liens set forth on Schedule 6.01. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other person is required for the due execution, delivery or performance by the Borrower of this Agreement, or any other Loan Document to which it is a party.

     Section 3.03 Enforceability.

     This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Borrower will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

     Section 3.04 Financial Statements.

     The Borrower has heretofore furnished to the Administrative Agent consolidated balance sheets and statements of income and changes in stockholders' equity and cash flows as of and for the fiscal year ended December 31, 2001, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

     Section 3.05 No Material Adverse Change.

     There has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2001.

     Section 3.06 Title to Properties and Possession Under Leases.

     (a) Each of the Borrower and the Subsidiaries will on the Closing Date and at all times thereafter, have good and marketable title to, or valid leasehold interests in, all its material properties and assets, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except for Liens permitted by Section 6.01. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.01.

     (b) Each of the Borrower and the Subsidiaries (or their respective predecessors) has complied with all obligations under all material leases to which it is a party and all such leases are in full force and effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases.

     Section 3.07 The Subsidiaries and the Borrower.

     Schedule 3.07 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein.

     Section 3.08 Litigation: Compliance with Laws.

     (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or any business, property or rights of any such person (i) which involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, result in a Material Adverse Effect.

     (b) Neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could result in a Material Adverse Effect.

     Section 3.09 Agreements.

     (a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or, in the absence of a material default by the Borrower or such Subsidiary, could result in a Material Adverse Effect.

     (b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could result in a Material Adverse Effect.

     Section 3.10 Federal Reserve Regulations.

     (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

     Section 3.11 Investment Company Act; Public Utility Holding Company Act.

     Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     Section 3.12 Use of Proceeds.

     The Borrower will use the proceeds of the Loans for working capital and other general corporate purposes.

     Section 3.13 Tax Returns.

     Each of the Borrower and the Subsidiaries has filed or caused to be filed all Federal, state and local tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except taxes that are being contested in accordance with Section 5.03.

     Section 3.14 No Material Misstatements.

     No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

     Section 3.15 Employee Benefit Plans.

     Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

     Section 3.16 Environmental Matters.

     Each of the Borrower and the Subsidiaries, and each of their respective businesses, has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control. Neither the Borrower nor any Subsidiary has received notice of any failure so to comply which alone or together with any other such failure could result in a Material Adverse Effect. The Borrower's and the Subsidiaries', plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulations promulgated pursuant thereto or in any other applicable law where such violation could result, individually or together with other violations, in a Material Adverse Effect.

     Section 3.17 Solvency.

     On the date hereof and on the date of each Borrowing hereunder after giving effect to each Loan to be made and the use of the proceeds thereof, (a) the fair salable value of the assets of the Borrower will exceed the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of the Borrower as they mature; (b) the assets of the Borrower will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and (c) the Borrower will not intend to, and will not believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its obligations).

IV. CONDITIONS OF LENDING

     Section 4.01 All Borrowings.

     The obligations of the Lenders to make Loans hereunder on the date of each Borrowing hereunder shall be subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.01.

     (b) The representations and warranties set forth in Article III (excluding, in the case of a refinancing of a Borrowing with a new Borrowing that does not increase the aggregate principal amount of the Loans of any Lender outstanding, the representations set forth in Sections 3.05 and 3.08(a)) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate to an earlier date.

     (c) The Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed (including but not limited to, compliance with the financial ratios and restrictions set forth in Sections 6.02, 6.04, 6.05, 6.07 and 6.08), and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

     (d) Prior to, or simultaneous with, the initial Borrowing under this Agreement, the Administrative Agent shall have received satisfactory evidence that the commitments under the prior $275 million revolving credit agreement dated as of July 9, 1997 have been terminated and all loans outstanding thereunder have been paid in full, or that the funds received from the initial Borrowing made hereunder will be used to terminate the commitments under the prior credit agreement and repay all loans outstanding thereunder.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

     Section 4.02 Effectiveness of Agreement.

     The obligations of the Lenders to make Loans hereunder shall be subject to satisfaction on the Closing Date of the following additional conditions precedent:

(a) Execution of Agreement and Loan Documents. The Administrative Agent shall have received this Agreement and each Loan Document, duly executed by each party thereto.

     (b) Legal Opinions of Counsel. The Administrative Agent shall have received (i) an opinion of Nancy M. Taylor, Esq., legal counsel for the Borrower, in the form of Exhibit D and (ii) an enforceability opinion from Moore & Van Allen PLLC dated as of the Closing Date and addressed to the Administrative Agent and the Lenders.

(c) Authority Documents. The Administrative Agent shall have received the following:

     (i) Articles of Incorporation. A copy of the articles of incorporation or other charter documents, as applicable, of the Borrower certified to be true and complete as of a recent date by the appropriate governmental authority of the state of its incorporation.

     (ii) Resolutions. A copy of resolutions of the board of directors or comparable managing body of the Borrower approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date

(iii) Bylaws. A copy of the bylaws or comparable operating agreement of the Borrower certified by an officer of the Borrower as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate governmental authorities of the state of incorporation.

(v) Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

     (d) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 5.04 hereof for the 2001 fiscal year in form and substance satisfactory to it.

(e) Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.

     (f) Officer's Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and confirming that the representations and warranties set forth in Article III hereof are true and correct as of the Closing Date.

     (g) Fees. The Administrative Agent shall have received payment of the fees then due set forth in the Engagement Letter dated March 15, 2002, among the Administrative Agent, First Union Securities, Inc. and the Borrower in the amounts set forth therein.

     (h) Additional Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

V. AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

     Section 5.01 Existence; Businesses and Properties Compliance.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.04.

     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

     Section 5.02 Insurance.

     Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

     Section 5.03 Obligations and Taxes.

     Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP.

     Section 5.04 Financial Statements, Reports, etc.

     In the case of the Borrower, furnish to the Administrative Agent and each Lender:

     (a) within 90 days after the end of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP;

     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheets and related statements of income and cash flows, showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments;

     (c) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of the accounting firm or Financial Officer opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth in the form of Exhibit F hereto, computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.05, 6.07 and 6.08;

     (d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any governmental authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be; and

     (e) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

     Section 5.05 Litigation and Other Notices.

     Furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof which, if adversely determined, could result in a Material Adverse Effect;

(c) any development that has resulted in, or could reasonably be anticipated to result in, a Material Adverse Effect.

     Section 5.06 ERISA.

     (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a Copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 412 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 20 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

     Section 5.07 Maintaining Records; Access to Properties and Inspections.

     Maintain all financial records in accordance with GAAP and permit any representatives designated by any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor.

VI. NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

     Section 6.01 Liens.

     Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary, but excluding Margin Stock to the extent that the value of such Margin Stock, determined in accordance with Regulation U, exceeds 25% of the value (as so determined) of the assets and properties that would be subject to this Section 6.01 without giving effect to this parenthetical, or such other maximum amount or percentage as is then provided for or permitted under Regulation U or any successor regulation in order that no Loan shall be deemed "indirectly secured" by Margin Stock for purposes of such regulation), now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

     (a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.0l; provided that such Liens shall secure only those obligations which they secure on the date hereof;

     (b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary;

(c) Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

     (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and securing obligations which are not due or which are being contested in compliance with Section 5.03;

(e) pledges and deposits made in the ordinary course of business in compliance with workmen's compensation, unemployment insurance and other social security laws or regulations;

     (f) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

     (h) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition (or construction), (ii) the Indebtedness secured thereby does not exceed 80% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary; and

     (i) Liens other than those referred to in subparagraphs (a) through (h) above, provided that the sum of the aggregate amount of all Indebtedness or other obligations which are secured or evidenced by Liens other than those referred to in subparagraphs (a) through (h) above plus the fair market value in the aggregate of properties sold by the Borrower in the sale and lease-back transactions permitted under Section 6.02, does not at any time exceed an amount equal to 10% of Consolidated Stockholders' Equity.

     Section 6.02 Sale and Lease-Back Transactions.

     Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided, however, that the Borrower shall be permitted to enter into any such arrangements to the extent that the sum of the fair market value in the aggregate of properties sold by the Borrower pursuant to all such arrangements, plus the aggregate amount of indebtedness secured by Liens under paragraph (i) of Section 6.01, is not greater than 10% of Consolidated Stockholders' Equity.

     Section 6.03 Obligations of Subsidiaries.

     Permit the Subsidiaries to incur Indebtedness, except for:

(a) Indebtedness to the Borrower incurred by the Subsidiaries in the ordinary course of business;

(b) Indebtedness incurred in connection with Internal Financing Transactions; and

     (c) Indebtedness which in the aggregate for all the Subsidiaries, exclusive of Indebtedness incurred in connection with Internal Financing Transactions to the Borrower or other wholly-owned Subsidiaries, constitutes not more than 10% of Consolidated Stockholders’ Equity at any time.

     Section 6.04 Mergers, Consolidations and Sales of Assets.

     (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary (other than any Margin Stock to the extent the value of such Margin Stock, determined in accordance with Regulation U, together with the value of other Margin Stock owned by the Borrower and its Subsidiaries, exceeds 25% of the aggregate value of the assets of the Borrower and its Subsidiaries), or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets or capital stock of any other person; provided that nothing in the foregoing shall prohibit:

(i) the Borrower and any of its Subsidiaries from purchasing or selling inventory in the ordinary course of business in arm's-length transactions;

(ii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (A) any entity from merging into the Borrower or any wholly owned Subsidiary in a transaction in which the Borrower or such wholly owned Subsidiary, as the case may be, is the surviving corporation, and (B) the Borrower and any Subsidiary from acquiring all or any substantial part of the assets or capital stock of any other person;

     (iii) the Borrower and any of its Subsidiaries (other than Tredegar Investments ) from selling, transferring, leasing or otherwise disposing of (in one transaction or in a series of transactions) during any fiscal year in arm's-length transactions (A) assets the fair market value of which is not more than 10% of the consolidated assets of the Borrower calculated in accordance with GAAP, determined as of the beginning of such fiscal year; provided, however, that the sale of Therics, Inc. and Molecumetics, Ltd. shall be permitted notwithstanding anything to the contrary contained in this Section 6.04(a) and (B) any other assets to the extent the Revolving Loan is repaid with a corresponding reduction in the Commitments, or the commitments under other existing credit facilities are permanently reduced, by the amount of the proceeds received by the Borrower from the sale of such assets; and

(iv) Tredegar Investments from selling, transferring, leasing or otherwise disposing of (in one transaction or in a series of transactions) any or all of its assets at any time; and

(v) any Internal Financing Transaction.

     (b) Notwithstanding anything contained in clause (a) above, transfer operating assets from the Borrower or any of its Subsidiaries (other than Tredegar Investments) to Tredegar Investments.

     Section 6.05 Dividends and Distributions.

     Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or set aside any amount for any such purpose; provided, however, that (a) any Subsidiary may declare and pay dividends or make other distributions to the Borrower, and any Internal Financing Subsidiary may declare and pay dividends or make other distributions to the Borrower or other wholly-owned Subsidiaries and (b) if no Event of Default or Default shall have occurred and be continuing, the Borrower may at any time declare and pay dividends in an aggregate amount not at any time to exceed $100,000,000 during the term of this Agreement.

     Section 6.06 Transactions with Affiliates.

     Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that as long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Subsidiary may engage in any of the foregoing transactions (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, or (b) in connection with Internal Financing Transactions.

     Section 6.07 Consolidated Stockholders' Equity.

     Permit Consolidated Stockholders' Equity of the Borrower to be less than $380,000,000 at any time.

     Section 6.08 Debt Ratio.

     Permit the Leverage Ratio to exceed 0.50 to 1.00 at any time.

VII. EVENTS OF DEFAULT

     In case of the happening of any of the following events ("Events of Default"):

     (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

     (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

     (c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) or 5.05 or in Article VI;

     (e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of ten Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;

     (f) the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of $5,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement on its part to be performed under any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or a Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

     (h) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or such Significant Subsidiary or for a substantial part of the property or assets of the Borrower or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

     (i) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;

     (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

     (k) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $5,000,000 or requires payments exceeding $1,000,000 in any year;

     (l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $1,000,000;

(m) there shall have occurred any actual invalidity of this Agreement or any of the Revolving Notes or the Borrower shall have asserted any claim of invalidity related thereto; or

(n) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or either or both of different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

VIII. THE ADMINISTRATIVE AGENT

     Section 8.01 Appointment.

     Each Lender hereby irrevocably designates and appoints Wachovia Bank, National Association as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes Wachovia Bank, National Association, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

     Section 8.02 Delegation of Duties.

     The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform its the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

     Section 8.03 Exculpatory Provisions.

     Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower to perform their obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by the Borrower of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

     Section 8.04 Reliance by Administrative Agent.

     The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Revolving Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes unless (a) a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and (b) the Administrative Agent shall have received the written agreement of such assignee to be bound hereby as fully and to the same extent as if such assignee were an original Lender party hereto, in each case in form satisfactory to the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Loan Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Notes.

     Section 8.05 Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

     Section 8.06 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

     Section 8.07 Administrative Agent in Its Individual Capacity.

     The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Revolving Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

     Section 8.08 Successor Administrative Agent.

     The Administrative Agent may resign as Administrative Agent upon 30 days' prior notice to the Borrower and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the Revolving Notes, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Borrower shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Revolving Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 8.08 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     Section 8.09 Nature of Duties.

     Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Agreement shall have no obligations, responsibilities or duties under this Agreement or under any other Loan Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger.

IX. MISCELLANEOUS

     Section 9.01 Notices.

     Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

(a) if to the Borrower, to it at 1100 Boulders Parkway, Richmond, Virginia 23225, Attention of D. Andrew Edwards (Telecopy No. (804) 330-1259);

     (b) if to the Administrative Agent, to it at (i) Wachovia Bank, National Association, 301 S. College Street, Charlotte, North Carolina 28288-0760, Attn: Mr. Eric Tan, (Telecopy No. (704) 715-1117) and (ii) Wachovia Bank, National Association, 301 S. College Street,Charlotte, North Carolina 28288, Attn: Agency Services, (Telecopy: (704) 383-0288); and

(c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01.

     All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, graphic scanning or other telegraphic communications equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

     Section 9.02 Survival of Agreement.

     All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

     Section 9.03 Binding Effect.

     This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its obligations or rights hereunder or any interest herein without the prior written consent of all the Lenders.

     Section 9.04 Successors and Assigns; Participations; Purchasing Lenders.

     (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Revolving Notes and their respective successors and assigns; provided, however, that the Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Purchasing Lender pursuant to the provisions of paragraph (c) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (b) of this Section, or (iii) by way of pledge or assignment pursuant to paragraph (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).

     (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks ("Participants") participating interests in any Loan owing to such Lender, any Revolving Note held by such Lender, any Commitment of such Lender, or any other right and/or obligation of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's rights and/or obligations (as the case may be) under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Revolving Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Revolving Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate) or reduce the principal amount thereof, or increase the amount of the Participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant's participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of their rights and obligations under this Agreement. In the case of any such participation, the Participant shall not have any rights under this Agreement or any of the other Loan Documents (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that each Participant shall be entitled to the benefits and be bound by the obligations of Sections 2.06, 2.07, 2.08 and 9.05 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

     (c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate thereof (other than an Affiliate that is not a United States person within the meaning of Section 7701(a)(30) of the Code) and, with the consent of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower (in each case, which consent shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Lenders"), all or any part of its rights and obligations under this Agreement and the Revolving Notes in minimum amounts of $5,000,000 (or less if the entire amount of such Lender's obligations is transferred) with respect to its Commitment, its Revolving Loans, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (i) any sale or assignment to an existing Lender or to an Affiliate thereof that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall not require the consent of the Administrative Agent or the Borrower nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein and (ii) the parties hereto agree and acknowledge that it is reasonable for the Borrower to withhold its approval of an assignment to a Person that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) if such Person does not provide to the Borrower the certification as to exemption from deduction or withholding of Taxes as required under Sections 2.12 and 9.04(g). Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Commitment Transfer Supplement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Revolving Notes. On or prior to the Transfer Effective Date specified in such Commitment Transfer Supplement, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Revolving Notes delivered to the Administrative Agent pursuant to such Commitment Transfer Supplement new Revolving Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, unless the transferor Lender has not retained a Commitment hereunder, new Revolving Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Revolving Notes shall be dated the Closing Date and shall otherwise be in the form of the Revolving Notes replaced thereby. The Revolving Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked "canceled".

     (d) The Administrative Agent shall maintain at its address referred to in Section 9.01 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of a duly executed Commitment Transfer Supplement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 for each Purchasing Lender (other than a Purchasing Lender that is an existing Lender or an Affiliate of an existing Lender) listed in such Commitment Transfer Supplement and the Revolving Notes subject to such Commitment Transfer Supplement, the Administrative Agent shall (i) accept such Commitment Transfer Supplement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Borrower.

     (f) The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, in each case subject to Section 9.15.

     (g) At the time of each assignment pursuant to this Section 9.04 to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.12 and shall be subject to the provisions of Section 2.12(c).

     (h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Agreement (including, without limitation, any right to payment of principal and interest under any Revolving Note) to any Federal Reserve Bank in accordance with applicable laws or a trustee of such Lender for the benefit of its investors; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

     Section 9.05 Expenses; Indemnity.

     (a) Expenses. The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents (including those set forth in the Fee Letter dated March 15, 2002, among the Administrative Agent, First Union Securities, Inc. and the Borrower) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the reasonable fees and disbursements of Moore & Van Allen, PLLC, counsel for the Administrative Agent, and, in connection with any such amendment, modification or waiver or any such enforcement or protection, the reasonable fees and disbursements of any other counsel for the Administrative Agent or any Lender.

     (b) Indemnification by Borrower. The Borrower agrees to indemnify the Administrative Agent, each Lender and its directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) Indemnification by Lenders. The Lenders agree to indemnify the Administrative Agent in its capacity hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Revolving Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from the Administrative Agent's gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 9.05 shall survive the termination of this Agreement and payment of the Revolving Notes and all other amounts payable hereunder.

     (d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

     Section 9.06 Right of Setoff.

     If an Event of Default shall have occurred and be continuing and any Lender shall have requested the Administrative Agent to declare the Loans immediately due and payable pursuant to Article VII, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     Section 9.07 Applicable Law.

     THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

     Section 9.08 Waivers; Amendment.

     (a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount (other than on account of payment or prepayment) of, or extend or advance the maturity of or any date for the payment of any principal of or interest on, any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change the Commitment of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.08, the provisions of this Section or the definition of the "Required Lenders", without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     Section 9.09 Interest Rate Limitation.

     Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively, the "Charges") as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable on such Loan, together with all Charges payable to such Lender, shall be limited to the Maximum Rate.

     Section 9.10 Entire Agreement.

     This Agreement, the other Loan Documents and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

     Section 9.11 Waiver of Jury Trial.

     Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents. Each party hereto (a) certifies that no representative, administrative agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

     Section 9.12 Severability.

     In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     Section 9.13 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

     Section 9.14 Headings.

     Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

     Section 9.15 Confidentiality.

     Any information obtained by the Administrative Agent or any of the Lenders from the Borrower shall not be disclosed by the Administrative Agent or such Lender to any other person if such information is not otherwise in the public domain except (i) to its officers, directors, employees, administrative agents, independent accountants, Affiliates and legal counsel (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) pursuant to statutory and regulatory requirements or requests of regulatory authorities, (iii) pursuant to any mandatory court order, subpoena or other legal process, (iv) to the Administrative Agent or any other Lender, (v) pursuant to any agreement heretofore or hereafter made between such Lender and the Borrower which permits such disclosure, (vi) in connection with the exercise of any remedy under or litigation in connection with the Loan Documents or (vii) subject to Section 9.04(f), to any participant in or assignee of, or prospective participant in or assignee of, any Loan or Commitment.

     Section 9.16 Jurisdiction; Consent to Service of Process.

     (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any North Carolina State court or Federal court of the United States of America sitting in North Carolina, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such North Carolina State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

     (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any North Carolina State court or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	TREDEGAR CORPORATION

By: /s/D. Andrew Edwards
Name: D. Andrew Edwards
Title: Vice President, Finance and Treasurer
LENDERS:	WACHOVIA BANK, NATIONAL ASSOCIATION
individually as a Lender and as Administrative Agent

By: /s/Gerald P. Hullinger
Name: Gerald P. Hullinger
Title: Vice President

[Signature Pages Continue]
BANK OF AMERICA, N.A.
as a Lender

By: /s/Richard C. Hardison
Name: Richard C. Hardison
Title: Vice President

[Signature Pages Continue]
SUNTRUST BANK
as a Lender

By: /s/Mark A. Flatin
Name: Mark A. Flatin
Title: Director

Schedule 2.01

Lenders and Commitments

Lender	Credit Contact	Operations Contact	Commitment
Wachovia Bank, National Association	301 S. College Street Charlotte, NC 28288-0760 Attn: Eric Tan Phone: 704.383.5332 Fax: 704.715.1117	201 S. College Street, 8th Floor Charlotte, NC 28288 Attn: Brandy Coffield Phone: 704.383.6882 Fax: 704.383.0288	$40,000,000
SunTrust Bank	919 East Main Street Richmond, VA 23219 Attn: Mark Flatin Phone: 804.782.5449 Fax: 804.782.5413	1001 Semmes Ave. Richmond, VA 23244 Attn: Beth Fisher Phone: 804.319.3118 Fax: 804.319.1736	$35,000,000
Bank of America, N.A.	100 N. Tryon Street, 17th Floor Charlotte, NC 28255 NC1-007-17-12 Attn: Richard Hardison Phone: 704.386.1185 Fax: 704.386.3271	101 N. Tryon Street Charlotte, NC 28255 NC1-001-15-05 Attn: Qweli Moore Phone: 704.387.5374 Fax: 704.409.0634	$25,000,000
		TOTAL	$100,000,000

SCHEDULE 3.07
Part I

Part I

UNITED STATES SUBSIDIARIES

Percentage of Common Stock Owned Directly or Indirectly by the Company
AUS Corporation	100%
Bon L Aluminum LLC	100%
Bon L Campo Limited Partnership	100%
Bon L Holdings Corporation	100%
Bon L Manufacturing Company	100%
Bon L Manufacturing Company of Virginia	100%
The William L. Bonnell Company, Inc.	100%
Capital Square Insurance Company	100%
Idlewood Properties, Inc.	100%
Molecumetics Institute, Ltd.[1]	90.5%
Molecumetics, Ltd.	90.5%
TGI Fund I, LC	100%
TGI Fund II, LC	100%
TGI Fund III, LLC	100%
TGI Fund IV, LLC	100%
Therics, Inc.	100%
Tredegar Development Corporation	100%
Tredegar Far East Corporation	100%
Tredegar Film Products Corporation	100%
Tredegar Film Products (Europe), Inc.	100%
Tredegar Film Products (Japan) Ltd.	100%
Tredegar Film Products - Lake Zurich, Inc.	100%
Tredegar Film Products (Latin America), Inc.	100%
Tredegar Film Products - Pottsville, Inc.	100%
Tredegar Film Products (U.S.) LLC	100%
Tredegar Films Development, Inc.	100%
Tredegar Investments Inc.	100%
Tredegar Reserves, Inc.	100%

1This company is a wholly-owned subsidiary of Molecumetics, Ltd., of which the Company owns 90.5% of the outstanding common stock.

SCHEDULE 3.07
Part II

Part II

NON-UNITED STATES SUBSIDIARIES

Percentage of Common Stock Owned Directly or Indirectly by the Company
ADMA srl	100%
Bon L Canada Inc.	100%
Goodlands Holding S.A.	100%
Guangzhou Tredegar Films Company Limited	98%
PROMEA Engineering srl	100%
TFP Netherlands C.V.	100%
Tredegar Brazil Industria De Plasticos Ltda.	100%
Tredegar Film Products Argentina S.A.	99.99%
Tredegar Film Products, B.V.	100%
Tredegar Film Products Italia S.r.l.	100%
Tredegar Film Products Kft.	100%
Tredegar Film Products Co. Shanghai, Ltd.	100%
Tredegar Foreign Sales Corporation	100%

SCHEDULE 6.01

LIENS

     1. Uniform Commercial Code Liens*

Debtor	Secured Party	Jurisdiction	File No.	File Date	Collateral
Therics, Inc.	Tredegar Industries, Inc.	Mercer County, NJ	199902110113	2/11/99	Blanket Lien
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1736359 Partial Release	11/27/96 7/29/98	Certain property leased pursuant to Master Equipment Lease Agreement dated September 27, 1996 Partial release
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1736361 Partial Release	11/27/96 7/29/98	All equipment and other personal property under the Master Equipment Lease Agreement dated September 27, 1996 Partial release
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1740655 Partial Release	12/23/96 7/29/98	Certain property leased equipment pursuant to Master Equipment Lease Agreement dated October 17, 1996 Partial release
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1752976	3/4/97	Certain property leased pursuant to Master Equipment Lease Agreement dated September 27, 1996
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1815628 Partial Release	1/29/98 7/29/98	Certain property leased pursuant to Master Equipment Lease Agreement dated September 27, 1996 Partial release
Therics, Inc.	Finova Technology Finance, Inc.	New Jersey Department of Treasury	1784737 Partial Release	8/1/97 7/29/98	Certain property leased equipment pursuant to Master Equipment Lease Agreement dated September 27, 1996 Partial release
Therics, Inc.	Tredegar Industries, Inc.	New Jersey Department of Treasury	1888174	2/10/99	Blanket Lien
Therics, Inc.	Great America Leasing Company	New Jersey Department of Treasury	2094972-3	4/1/02	Xerox Equipment and Accessories

*A copy of each UCC filing listed herein has been delivered to the Agent.

2.    Liens/encumbrances on certain equipment and machinery purchased by ADMA srl and PROMEA Engineering srl and financed pursuant to Italian Law n. 341/95 (the "Sabatini Law") and other low interest, European government loan programs.

EXHIBIT A

[FORM OF]
NOTICE OF BORROWING FOR LOANS

[Date]

Wachovia Bank, National Association, as Administrative Agent
       under the Credit Agreement referred to below
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

      Pursuant to subsection 2.01(b)(i) of the Credit Agreement (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") dated as of [________], 2002 among TREDEGAR CORPORATION, a Virginia corporation (the "Borrower"), the banks and other financial institutions from time to time party thereto (the "Lenders") and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders, the Borrower hereby requests that the following:

I.          Revolving Loans be made on [date] as follows (the "Proposed Borrowing"):
(1) Total Amount of Loans	$
(2) Amount of (1) to be allocated to LIBOR Rate Loans	$
(3) Total Amount of Loans to Alternate Base Rate Loans	$
(4) Interest Periods and amounts to be allocated thereto in respect of LIBOR Rate Loans (amounts must total (2)):
(i) one month	$
(ii) two months	$
(iii) three months	$
Total LIBOR Rate Loans	$

NOTE: BORROWINGS MUST BE IN MINIMUM AMOUNTS OF (A) $5,000,000 WITH RESPECT TO LIBOR RATE LOANS AND $1,000,000 INCREMENTS IN EXCESS THEREOF AND (B) $1,000,000 WITH RESPECT TO ALTERNATE BASE RATE LOANS AND $1,000,000 INCREMENTS IN EXCESS THEREOF.

      Terms defined in the Credit Agreement shall have the same meanings when used herein.

      The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Borrowing:

(A) the applicable representations and warranties contained in Article III of the Credit Agreement are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though such representations and warranties had been made on and as of the date of such Proposed Borrowing (it being understood that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

TREDEGAR CORPORATION a Virginia corporation

By:
Name:
Title:

EXHIBIT B

FORM OF REVOLVING NOTE

$__________

_________, 2002

      FOR VALUE RECEIVED, TREDEGAR CORPORATION, a Virginia corporation (the "Borrower"), hereby promises to pay to the order of _________________, its successors and assigns (the "Bank"), in such amounts and on such dates as set forth in the Agreement (as defined below) to the office of the Administrative Agent in immediately available funds as provided in the Agreement, $__________, together with interest thereon at the rates and as provided in the Agreement.

      This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement dated as of the date hereof (as amended and modified, the "Agreement") among the Borrower, the Lenders identified therein and Wachovia Bank, National Association as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Agreement.

      The holder may endorse and attach a schedule to reflect borrowings evidenced by this Revolving Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the Borrower to pay amounts evidenced hereby.

      Upon the occurrence of an Event of Default, all amounts evidenced by this Revolving Note may, or shall, become immediately due and payable as provided in the Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrower. In the event payment of amounts evidenced by this Revolving Note is not made at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys' fees.

      This Revolving Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Agreement.

      This Revolving Note shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

      IN WITNESS WHEREOF, the Borrower has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

TREDEGAR CORPORATION a Virginia corporation

By:
Name:
Title:

EXHIBIT C

[FORM OF]
COMMITMENT TRANSFER SUPPLEMENT

      Reference is made to the Credit Agreement, dated as of [________], 2002 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among TREDEGAR CORPORATION, a Virginia corporation (the "Borrower"), the banks and financial institutions from time to time parties thereto (the "Lenders") and Wachovia Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings provided in the Credit Agreement.

      ___________________________ (the "Transferor Lender") and _________________________ (the "Purchasing Lender") agree as follows:

      1. The Transferor Lender hereby irrevocably sells and assigns to the Purchasing Lender without recourse to the Transferor Lender, and the Purchasing Lender hereby irrevocably purchases and assumes from the Transferor Lender without recourse to the Transferor Lender, as of the Transfer Effective Date (as defined below), in and to the Transferor Lender's rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 attached hereto (individually, an "Assigned Facility"; collectively, the "Assigned Facilities"), in a principal amount for each Assigned Facility as set forth on such Schedule 1 (collectively, the "Assigned Interest"), together with the Commitment Percentage corresponding to each such principal amount.

      2. The Transferor Lender (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Transferor Lender has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other obligor or the performance or observance by the Borrower or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Revolving Note(s) held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent exchange the attached Revolving Note(s) for a new Revolving Note(s) payable to the Purchasing Lender and (ii) if the Transferor Lender has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Revolving Note(s) for a new Revolving Note(s) payable to the Transferor Lender, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date).

      3. The Purchasing Lender (a) represents and warrants that it is legally authorized to enter into this Commitment Transfer Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 3.04 thereof, the financial statements delivered pursuant to Section 5.04 thereof, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (c) agrees that it will, independently and without reliance upon the Transferor Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other loan documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to Section 2.12 of the Credit Agreement.

      4. The effective date of this Commitment Transfer Supplement shall be ________ ___, 20__ (the "Transfer Effective Date"). Following the execution of this Commitment Transfer Supplement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Transfer Effective Date, along with any registration and processing fee due and payable to the Administrative Agent pursuant to Section 9.04 of the Credit Agreement.

      5. Upon such acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Purchasing Lender whether such amounts have accrued prior to the Transfer Effective Date or accrue subsequent to the Transfer Effective Date. The Transferor Lender and the Purchasing Lender shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Transfer Effective Date or, with respect to the making of this assignment, directly between themselves.

      6. From and after the Transfer Effective Date, (a) the Purchasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Transferor Lender shall, to the extent provided in this Commitment Transfer Supplement, relinquish its rights and be released from its obligations under the Credit Agreement.

      7. This Commitment Transfer supplement shall be governed by and construed in accordance with the laws of the State of North Carolina.

      IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1
TO COMMITMENT TRANSFER SUPPLEMENT

Name of Transferor Lender:

Name of Purchasing Lender:

Transfer Effective Date of Assignment:

                                            Credit                     Principal Commitment
             Facility Assigned          Amount Assigned                 Percentage Assigned 1
             -----------------          ---------------                ---------------------

                                       $______________                 _________________%

[NAME OF PURCHASING LENDER]                          [NAME OR TRANSFEROR LENDER]

By                                                            By
  ------------------------------------------                    ------------------------------------------
    Name:                                                        Name:
    Title:                                                       Title:

Accepted (if required):                                       Consented to (if required):

WACHOVIA BANK, NATIONAL ASSOCIATION TREDEGAR CORPORATION

By:                                                           By:
   -----------------------------------------                     -----------------------------------------
    Name:                                                        Name:
    Title:                                                       Title:

1Calculate the Commitment Percentage that is assigned to at least 10 decimal places and show as a percentage of the aggregate commitments of all Lenders.

Exhibit D

Tredegar Letterhead

_______________________, 2002

To the Lenders party to the Credit Agreement
referred to below
In care of Wachovia Bank, National Association,
          as Administrative Agent
[Address]
Charlotte, North Carolina _____

Gentlemen:

      I am Vice President-Administration and Corporate Development and Secretary of Tredegar Corporation, a Virginia corporation (the "Borrower"), and perform the duties of General Counsel, a title that I held until _________. I am a member of the Virginia Bar. I have acted as counsel to the Borrower in connection with the Credit Agreement (as the same may be modified, amended, extended or restated from time to time, the "Credit Agreement") dated as of ________________, 2002 among the Borrower, the Lenders named in the Credit Agreement and Wachovia Bank, National Association, as Administrative Agent, providing for loans to be made to the Borrower in the aggregate principal amount of $100,000,000. Unless otherwise noted, terms defined in the Credit Agreement are used herein as defined therein.

      In connection with the foregoing, I have reviewed the Credit Agreement. I have also examined and relied upon copies, certified or otherwise authenticated to my satisfaction, of documents reflecting corporate action of the Borrower with respect to the Credit Agreement and certificates of public officials, and have reviewed such other documents and matters of law as I have deemed necessary to enable me to express the opinions set forth herein. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Borrower and representations in the Credit Agreement by the Borrower.

      I do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the United States of America, except that I have assumed that the laws of the State of North Carolina are the same as the Commonwealth of Virginia with respect to the opinions expressed in Paragraph 3 below.

      Based upon and subject to the foregoing, and to the further limitations and qualifications stated below, I am of the opinion that:

      1. Each of the Borrower and the Subsidiaries of the Borrower listed on Schedule 3.07 (Part I) of the Credit Agreement (the "United States Subsidiaries" and each a "United States Subsidiary") (a) is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and is duly qualified to transact business in each state where the failure to so qualify would have a material effect on the business or financial condition of the Borrower and the Subsidiaries taken as a whole and (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted. The Borrower has the necessary corporate power to enter into and perform its obligations under the Credit Agreement and to borrow under the Credit Agreement.

      2. The execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Credit Agreement, the borrowings by the Borrower under the Credit Agreement (a) have been duly authorized by all necessary corporate action of the Borrower and all requisite stockholder action, and do not and will not violate any provision of the articles of incorporation or by-laws of the Borrower or any United States Subsidiary or any provision of law or regulation, including Regulations U and X, (b) do not, to the best of my knowledge, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any of its properties, revenues or assets pursuant to, any indenture or other agreement or instrument to which the Borrower or any United States Subsidiary is a party or by which the Borrower or any United States Subsidiary or their properties may be bound, or (c) result in the creation or imposition of any Lien upon property or assets of the Borrower or any United States Subsidiary except Liens permitted by Section 6.01 of the Credit Agreement.

      3. The Credit Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4. To the best of my knowledge, there are no legal or arbitral proceedings, and no proceedings by or before any Governmental Authority, pending or threatened against or affecting the Borrower or any properties or rights of the Borrower that, if adversely determined, would have a Material Adverse Effect.

      5. No authorizations, consents, approvals, licenses, filings or registrations, with any Governmental Authority are required in connection with the execution, delivery or performance by the Borrower of its obligations under the Credit Agreement, other than those the failure of which to obtain would not give rise to a Material Adverse Effect.

      6. To the best of my knowledge, neither the Borrower nor any of the United States Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could result in a Material Adverse Effect.

      7. Neither the Borrower nor any United States Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Borrower Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Borrower Act of 1935.

      I have not been asked to and do not express any opinion with respect to any matters except as expressly set forth above. This opinion is solely for your benefit and may not be distributed to or relied upon by any other person, quoted in whole or in part or otherwise reproduced in any other document without my prior written consent.

Sincerely,

Nancy M. Taylor

Exhibit E

NOTICE OF ACCOUNT DESIGNATION

[Date]

Wachovia Bank, National Association
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0680
Attn: Syndication Agency Services

Ladies and Gentlemen:

      This Notice of Account Designation is delivered to you by TREDEGAR CORPORATION, a Virginia corporation (the "Borrower"), under the Credit Agreement dated as of [________], 2002 (as amended, restated or otherwise modified, the "Credit Agreement") by and among the Borrower, the Lenders party thereto and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent.

      The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

[______________________]
ABA Routing Number [_______]
Account #[__________]

      Notwithstanding the foregoing, on the closing date of the Credit Agreement, funds borrowed under the Credit Agreement shall be sent to the institutions and/or persons designated on the attached payment instructions.

      IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation this ____ day of _________, 2002.

TREDEGAR CORPORATION a Virginia corporation

By:
Name:
Title:

Exhibit F

[FORM OF]
COMPLIANCE CERTIFICATE

I, ______________________, __________________ [Title] of TREDEGAR CORPORATION, a Virginia corporation (the “Borrower”), hereby certify on behalf of the Borrower that, with respect to that certain Credit Agreement dated as of _______, 2002 (as amended, modified, restated or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference) among the Borrower, the Lenders party thereto and Wachovia Bank, National Association, as Administrative Agent, (a) delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Sections 6.05, 6.07 and 6.08 of the Credit Agreement as of the last day of the fiscal quarter ending __________________ and (b) to the best of my knowledge, the Borrower during the period covered by the financial statements delivered in connection with this Compliance Certificate observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in the Credit Agreement to be observed, performed or satisfied by it, and that I have obtained no knowledge of any Default or Event of Default except as specified on an attachment hereto.

This ______ day of ___________, ______.

TREDEGAR CORPORATION a Virginia corporation

By:
Name:
Title:

Attachment to Officer's Certificate

Computation of Financial Covenants

A.          Section 6.05          Dividends and Distributions.

1. Aggregate amount of dividends paid by Borrower	$
Maximum permitted aggregate amount of dividends paid by Borrower during the term of the Agreement:	$100,000,000

B.          Section 6.07          Consolidated Stockholders' Equity.

1. Borrower's issued capital stock taken at par or stated value	$
2. Borrower's capital surplus	$
3. Borrower's retained earnings	$
4. Other amounts included directly in equity under GAAP	$
5. Borrower's treasury stock and minority interest in Subsidiaries	$
6. Consolidated Stockholders' Equity (Line 1 + Line 2 + Line 3 + Line 4 - Line 5)	$
Maximum Consolidated Stockholders' Equity not to be less than:	$380,000,000

C.          Section 6.08          Leverage Ratio.

1. Consolidated Total Debt	$
2. Consolidated Total Capitalization (the sum of Consolidated Total Debt and Consolidated Stockholders' Equity	$
3. Leverage Ratio (Line 1 divided by Line 2)	$
Maximum Leverage Ratio permitted:	0.50 to 1.00